                                            Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on the Form S-1 (No. 333-284613), the Forms S-3 (No. 333-272354, No. 333-272745, and No. 333-274247), and the Forms S-8 (No. 333-282175, No. 333-274248, No. 333-271662, and No. 333-266901) of Faraday Future Intelligent Electric Inc. of our report dated March 31, 2025, relating to the consolidated financial statements of Faraday Future Intelligent Electric Inc. as of and for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of Faraday Future Intelligent Electric Inc. for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ Macias Gini & O’Connell LLP

Melville, New York
March 31, 2025